EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of July 14, 2011 (the “Effective Date”), by and between Avantair, Inc., a Delaware corporation (the “Company”), and Stephen M. Wagman (the “Executive”).

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1.           Representations and Warranties.  The Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge.

2.           Term of Employment.  The Company will employ the Executive and the Executive accepts employment by the Company on the terms and conditions herein contained for a period (the “Employment Period”) provided in Section 5.

3.           Duties and Functions.

(a)           The Executive shall be employed as the Executive Vice President of Finance and Operations of the Company and shall oversee, direct and manage the day-to-day operations of the Company as referenced on Exhibit A.  The Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”).  The Executive agrees to undertake the duties and responsibilities commensurate with the position of Executive Vice President of Finance and Operations, which may encompass such different or additional duties as may, from time to time, be reasonably assigned by the CEO, and the duties and responsibilities undertaken by the Executive may be reasonably altered or modified from time to time by the CEO, subject to the limitations on reduction of duties provided in Section 5(c) of this Agreement.  Executive shall comply with all of the Company’s policies and procedures.

On or about September 30, 2011, the Executive shall be appointed Chief Financial Officer (“CFO”) of the Company, subject however to approval by the Board of Directors of the Company and the Executives satisfactory performance as Executive Vice President of Finance and Operations, to be determined in the Company’s sole discretion; provided, however, that as a result of such occurrence, Executive agrees and acknowledges that he shall not be entitled to any additional compensation or benefits of any type, and that all the terms of this Agreement shall remain in full force and effect except that this Section 3(a) shall be revised to include that (i) the Executive shall be employed as Executive Vice President of Finance and Operations and CFO of the Company and shall oversee, direct and manage the day-to-day operations of the Company as referenced on Exhibit A; and, (ii) Executive agrees to undertake the duties and responsibilities commensurate with the position of CFO, which may encompass such different or additional duties as may, from time to time, be reasonably assigned by the CEO, and the duties and responsibilities undertaken by the Executive may be reasonably altered or modified from time to time by the CEO, subject to the limitations on reduction of duties provided in Section 5(c) of this Agreement.  Executive shall comply with all of the Company’s policies and procedures.

(b)           During the Employment Period, the Executive will devote substantially all of his full time and efforts to the best of his ability, experience and talent to the business of the Company.  For the avoidance of doubt, during the Employment Period nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the CEO, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity, without the prior approval of the CEO or from serving, subject to the prior approval of the CEO, as a member of boards of directors or as a trustee of any other corporation, association or entity.  The Executive agrees and acknowledges that he will be required to work at the Company’s headquarters in Clearwater, Florida.

4.           Compensation.

(a)           Base Salary:  As compensation for his services hereunder, during the Executive’s employment, the Company agrees to pay the Executive a base salary at the rate of Three Hundred Seventy Five Thousand Dollars ($375,000) per annum, subject to applicable taxes and withholdings, payable in accordance with the Company’s normal payroll schedule.  In no event shall Executive’s salary be reduced below his current salary (or, subsequent to any increases, below his then current salary).  Executive’s salary shall be subject to annual review, based on corporate policy and contributions made by Executive to the Company and such other factors as the CEO, the Company’s Board of Directors (the “Board”) or the Company’s Compensation Committee (the “Committee”) shall determine and, the CEO, Board and/or the Committee may, in its sole discretion, elect to increase Executive’s base salary hereunder.

(b)           Restricted Stock:  On the Effective Date, the Executive shall receive an award agreement granting Thirty Thousand (30,000) shares of the Company’s restricted common stock under the Company’s Long-Term Incentive Plan (the “Incentive Plan”) which shall be subject to the terms of the Incentive Plan and the award agreement evidencing such grant; provided, that, said shares will be subject to a three (3) year vesting period, with one-third (1/3) of the shares vesting upon each of the first three anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company on each vesting date.

(c)           Stock Options:  On the Effective Date, the Company shall grant the Executive 425,000 stock options exercisable for the purchase of common stock in the Company at the price of $2.25 per share.  The terms and conditions with respect to the stock options shall be as set forth in the Incentive Plan and the award agreement evidencing such grant; provided, that, the stock options shall be subject to a three (3) year vesting period, with one-third (1/3) of the stock options vesting upon each of the first three anniversaries of July14, 2012, subject to the Executive’s continued employment on each vesting date and the Company achieving certain financial target goals, such goals to be provided to the Executive at the beginning of each fiscal year during the term of this Agreement.  Notwithstanding the foregoing, in the event that less than 100% of the financial target goals are met for each fiscal year during the Employment Period, but at least 80% of the goals for such fiscal year are achieved, only one-sixth (1/6) of the stock options shall vest in lieu of one-third (1/3) and the remaining one-sixth (1/6) of the stock options shall be forfeited and returned to the treasury of the Company for each respective fiscal year in which this event may occur.  Failure to attain at least 80 % of the goals for such fiscal year shall result in forfeiture of the entire one-third (1/3) of the stock options scheduled to vest.

At the end of the Employment Period (as defined below), any portion of the stock options that did not vest and were forfeited as a result of the specified financial target goals not being met may be eligible for re-vesting during a Renewal Employment Period (as defined below), subject to the parties agreeing to a re-vesting schedule for the forfeited stock options.

(d)       Participation in Annual and Long-Term Incentive Programs:  During the Employment Period, the Executive shall be eligible to participate in the Company’s annual and long-term incentive programs as determined each year by the Company for senior executives.  The Executive’s annual incentive shall provide for him to receive 40% of his base salary if the Company’s target performance level is reached and under the long-term incentive the Executive shall receive 70% of his base salary if the Company’s target performance level is reached.

(e)           Business Expenses:  In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during his employment for all reasonable, ordinary, and necessary, properly vouchered, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time.  The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

(f)           Vacation:  During each calendar year, the Executive shall be entitled to four weeks of paid vacation per year.  To the extent that Executive does not use his vacation in a given calendar year, he shall be entitled to carry forward accrued unused vacation over from year to year; provided, however, that in no event may he at any time have more than 30 business days of vacation accrued and once he has 30 business days of accrued unused vacation, he shall no longer continue to accrue further vacation time until he has used some of his accrued vacation time.  Upon termination of employment for any reason, Executive shall receive any accrued unused vacation pursuant to the terms of the Company’s Employee Manual.

(g)           Fringe Benefits:  In addition to his compensation provided by the foregoing, the Executive may be eligible to the benefits made available generally to Company employees pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, retirement, disability, dental, vision, group sickness, accident or family health insurance programs of the Company, subject, in each case, to the terms of each such program (including any discrimination testing in such program).

5.                      Employment Period; Termination.

(a)           The Executive’s employment under this Agreement shall commence on the Effective Date of this Agreement, and shall continue thereafter until terminated upon the earlier of any of the following events (the “Employment Period”):  (i) the close of business on the third anniversary of this Agreement; (ii) termination by the Executive for Good Reason (as defined below); (iii) termination by the Executive Without Good Reason (as defined below); (iv) termination by the Company for Cause (as defined below); (v) termination by the Company Without Cause (as defined below); (vi) Executive’s Disability (as defined below); or, (vii) Executive’s Death (as defined below);  provided, however, that, if Executive is still employed by the Company on the third anniversary of the date of this Agreement, and if the Executive is still employed by the Company on any subsequent annual anniversary, and unless either party has given the other party written notice of their desire to allow the Agreement to expire pursuant to its terms at least ninety (90) days prior to such anniversary date, or either party has provided notice of termination of employment for any reason, the Executive and the Company hereby agree to extend the Employment Period for either (1) one year subsequent to such anniversary if no Change of Control (as defined below) has occurred (the “Renewal Employment Period”); or (2)  until the close of business on the third anniversary of a Change of Control (the “Change of Control Period”), if a Change of Control occurs; unless the Renewal Employment Period or the Change of Control Period are terminated earlier for any of the following reasons: (A) by the Executive for Good Reason; (B) by the Executive Without Good Reason; (C) by the Company for Cause; (D) by the Company Without Cause; (E) Executive’s Disability; or, (F) Executive’s Death.

For purposes of this Agreement, “Change of Control” shall mean “ (i) the acquisition, in one or more transactions, by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50% of (A) all shares of capital stock of Company to be outstanding immediately following such acquisition, or (B) the combined voting power of all shares of capital stock of Company  to be outstanding immediately following such acquisition that are entitled to vote generally in the election of directors (the shares described in clauses (A) and (B), collectively “Company Voting Stock”); (ii) the closing of a sale or other conveyance of 40% or more of the assets of Company; (iii), individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board (a “Director”) subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iv) the effective time of any merger, share exchange, consolidation, or other business combination involving Company if immediately after such transaction, persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held Company Voting Stock.  For purposes of this section, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than an entity controlled by the Company.

(b)           Termination By Executive Without Good Reason.  For the purposes of this Agreement, the Executive may terminate his employment with the Company Without Good Reason, at any time for any reason by giving the Company written notice at least ninety (90) days prior to the effective date of termination.  If Executive terminates his employment with the Company Without Good Reason, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment, but Executive shall be entitled to receive any accrued but unpaid base salary through the date of termination, and will be reimbursed for any reimbursable expenses that have not been reimbursed prior to the effective date such termination.

(c)           Termination By Executive with “Good Reason.”  Subject to this Section 5(c), upon thirty (30) days’ written notice to the Company of his intent to terminate the Agreement, Executive shall have the right to terminate his employment under this Agreement for “Good Reason.”  For purposes of this Agreement, “Good Reason” is defined as any one of the following: (i) Company’s willful material breach of any provision of this Agreement; (ii) any material adverse change in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities (other than a change due to Executive’s Permanent Disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in Executive’s position, authority, duties, responsibilities  or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion; or (B) a material diversion from Executive’s performance of the functions of Executive’s position, excluding for this purpose material adverse changes made with Executive’s written consent or due to Executive’s termination For Cause or termination by Executive without Good Reason; or (iii) relocation of the Company’s headquarters and/or Executive’s regular work address to a location which requires him to travel more than forty (40) miles from Executive’s place of employment on the date hereof; provided, however, that it shall not constitute Good Reason unless Executive shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) within 30 days of the events alleged actions constituting Good Reason and Company has not cured any such alleged Good Reason or substantially commenced its effort to cure such breach within thirty (30) days of the Company’s receipt of such written notice.

If the Executive’s employment is terminated by the Executive with Good Reason, and the Executive has been employed by the Company for at least twelve (12) months following the Effective Date, the Executive shall continue to receive his base salary for a period of twelve (12) months from the effective date of termination, payable (subject to the timing restrictions below) in accordance with the Company’s normal payroll schedule, and in addition, if Executive timely elects to receive Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage under the Company’s medical plan, the Company shall reimburse the same portion of the premium costs for the medical portion of such COBRA coverage for a period of eighteen (18) months as the Company was paying on Executive’s behalf under the Company’s medical plan immediately prior to the termination of Executive’s employment; provided that Executive is and remains eligible for such COBRA continuation coverage.  For the avoidance of doubt, it is understood and agreed that any period during which the Company reimburses for a portion of Executive’s COBRA premium costs pursuant to the preceding sentence shall count toward the 18-month maximum COBRA eligibility period.  Payments hereunder will be subject to all applicable withholding taxes. The base salary continuation and continued health insurance coverage is referred to herein as “Severance Benefits”.  If the Executive’s employment is terminated by the Executive prior to the first twelve (12) months of employment with the Company pursuant to this Section 5 (c), the Executive shall be entitled to Severance Benefits as outlined above only if the employment is terminated by the Executive as a result of the Company’s failure to pay the Executive’s base salary pursuant to this Agreement and such breach remains uncured following thirty (30) days of the Company’s receipt of such written notice.

Notwithstanding the foregoing, Executive shall not be entitled to any Severance Benefits unless (i) Executive complies with all of the restrictive covenants by which he is bound (whether pursuant to this Agreement or otherwise), including, but not limited to, any non-competition agreement, non-solicitation agreement, confidentiality agreement or invention assignment agreement signed by Executive, and (ii) the Executive executes, delivers and does not revoke a general release in form and substance acceptable to the Company no later than thirty (30) days (or forty-five (45) days as may be required under applicable law) after the date of termination and any revocation period with respect to such release has expired which release will be provided to Executive within five (5) days following Executive’s termination; further provided, however, that if the consideration and/or revocation period straddles two taxable years, then the Company shall accumulate any severance payments payable during the year of termination and shall make the accumulated severance payments starting in the second of such taxable years at the time the first scheduled payment for such second taxable year is payable, regardless of which taxable year the executed release is delivered.  The parties hereto acknowledge that the Severance Benefits to be provided under this Section 5(c) are to be provided in consideration for the above-specified release.

(d)           Termination by the Company for “Cause.”  If the Executive’s employment is terminated for “Cause,” the Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, except for any accrued but unpaid compensation or benefits as of the effective date of termination.  Except as provided below, in the event Executive’s employment with the Company is terminated for “Cause,” such termination shall be effective upon Executive’s receipt of the notice terminating his employment for “Cause,” which notice shall describe the bases for the “Cause” determination.  As used in this Agreement, the term “Cause” shall exist upon any of the following events:  (1) Executive’s fraud or breach of fiduciary obligations in connection with performance of his duties with the Company (including but not limited to any acts of embezzlement or misappropriation of funds); (2) Executive’s indictment for a felony or plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude; (3) Executive’s being under the influence of any drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or repeatedly being under the influence of alcohol, during the performance of his duties under this Agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under this Agreement; (4) Executive’s refusal to substantially perform the Executive’s duties hereunder, except in the event that the Executive becomes Disabled or his Death (each as defined below); (5) Executive’s willful misconduct or gross negligence in connection with his employment; (6) Executive’s material violation of any Company policies or procedures relating to harassment, discrimination or insider trading; or (7) Executive’s material breach of any provision of this Agreement.  In the case of items (4), (6) and (7) above, the Company shall provide the Executive with written notice specifying in reasonable detail the particulars of such Cause and the Executive shall have thirty (30) days from the giving of such notice within which to cure, if such a cure is possible and, if such a cure is possible and the Executive cures such Cause to the reasonable satisfaction of the Company then Cause shall not exist with respect to such Cause event.

(e)           Termination by the Company Without “Cause.”  Upon ten (10) days written notice, the Company shall have the right to terminate Executive for any reason or no reason at all.  If the Executive’s employment is terminated by the Company without Cause, the Executive shall receive the Severance Benefits (subject to any limits of the Company’s applicable benefits plans and insurance policies); provided, however, that if the Executive’s employment is terminated by the Company without Cause during the Change of Control Period, the Executive shall receive the Severance Benefits plus his base salary for an additional period of twenty-four (24) months and an additional eighteen (18) months of continued and health insurance coverage, on comparable terms as made available to the Company’s employees at such time.   Furthermore, Executive’s interest in any stock options or restricted stock which he was granted subject to vesting or for which he otherwise has become eligible under the terms of the applicable stock option or restricted stock plan or agreement or for which he was scheduled to become eligible at any time during the then applicable Employment Period (collectively, the “Options”) shall fully vest on the effective date of his termination without Cause, and Executive shall be granted a 12-month period in which to exercise all of these options (provided that such 12-month period shall not extend beyond the option’s expiration date as provided in the applicable award agreement, subject to the terms and conditions of the applicable stock option plan and the discretion of the Committee.  The non-competition and non-solicitation restrictions set forth in Section 7 herein will terminate on the date Executive ceases to collect Severance Benefits in the case of a termination of employment by the Company without Cause pursuant to this Section 5(e). The confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this Section 5(e).

Notwithstanding the foregoing, Executive shall not be entitled to any Severance Benefits unless (i) Executive complies with all of the restrictive covenants by which he is bound (whether pursuant to this Agreement or otherwise), including, but not limited to, any non-competition agreement, non-solicitation agreement, confidentiality agreement or invention assignment agreement signed by Executive, and (ii) the Executive executes, delivers and does not revoke a general release in form and substance acceptable to the Company no later than thirty (30) days (or forty-five (45) days as may be required under applicable law) after the date of termination and any revocation period with respect to such release has expired which release will be provided to Executive within five (5) days following Executive’s termination; further provided, however, that if the consideration and/or revocation period straddles two taxable years, then the Company shall accumulate any severance payments payable during the year of termination and shall make the accumulate severance payments starting in the second of such taxable years at the time the first scheduled payment for such second taxable year is payable, regardless of which taxable year the executed release is delivered.  The parties hereto acknowledge that the Severance Benefits to be provided under this Section 5(e) is to be provided in consideration for the above-specified release.

(f)           Termination Due to Executive’s Disability.  In the event the Executive’s Disability during employment with the Company, the Company may terminate this Agreement by giving fifteen (15) days notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in Section 3 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the fifteen (15) day period.  If the Executive is terminated pursuant to this Section 5(f), he shall be entitled to receive the Severance Benefits.  Executive shall reasonably cooperate with the Company in securing disability coverage, retaining disability coverage, and collecting any benefits available from its disability insurance carrier.  This salary continuation element of the Severance Benefits shall be payable in accordance with the Company’s normal payroll schedule, from the effective date of his termination, as if Executive’s employment had continued during the severance period.  “Disability” for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for one hundred twenty (120) business days during any one employment year, irrespective of whether such days are consecutive.  In the event of any dispute under this Section, the Executive shall submit to a physical examination by a licensed physician subject to the dictates or requirements of the Company’s disability insurance carrier, the cost of which will be paid by the Company, and the determination of such physician shall be determinative.

(g)           Termination Upon Executive’s Death.    This Agreement will terminate immediately upon the Executive’s death.  In that event, Executive’s estate shall receive any accrued but unpaid salary or bonuses.  In addition, Executive’s estate shall be entitled to receive the Severance Benefits.  This salary continuation element of the Severance Benefits shall be payable in accordance with the Company’s normal payroll schedule, from the effective date of his termination, as if Executive’s employment had continued during the twelve month severance period, and Executive’s interest in any stock options or restricted stock for which he had become eligible under the terms of the applicable stock option or restricted stock plan or agreement or for which he was scheduled to become eligible at any time during the then applicable Employment Period under the terms of any such stock option or restricted stock plan or agreement shall fully vest on the effective date of his termination under this Section 5(g), subject to the terms and conditions of the applicable stock option plan and the discretion of the Committee.  Executive and his estate shall reasonably cooperate with the Company in securing and maintaining “key man” life insurance at the Company’s cost and collecting any benefits available from its life insurance carrier.

(h)           Section 409A.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” as determined by the Company, compensation payable as a result of Executive’s termination of employment that constitutes “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and applicable published guidance thereunder (“Section 409A”) will accrue during such six-month period and will become payable in a lump sum payment on the date that is six (6) months and one (1) day following the Executive’s termination, or if earlier, the Executive’s death.  In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.  For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment payable under this Agreement shall be treated as a separate and distinct payment for all purposes under Section 409A.  “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Employee’s “separation from service” as defined in Section 409A.

6.           Company Property.  All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or any time at the Company’s reasonable request, the Executive shall return to the Company all such property of the Company.

7.           Non-Competition, Non-Solicitation.

(a)           The Executive agrees that, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, except as set forth in Section 5(e), during Executive’s employment with the Company and for twelve (12) months after termination thereof, the Executive will not either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly (other than through his ownership of equity interest in the Company), as an individual proprietor, principal, manager, agent, consultant, guarantor, advisor, member, owner, participant, partner, stockholder, officer, employee, director, joint venturer, lender, or in any other capacity whatsoever (other than as a passive holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company):

(i)
carry on, engage in, accept employment with, or have any financial interest in any North America-based:  (1) fractional aircraft ownership business; (2) fixed base operations business; (3) air charter business; (4) business regulated as an “air taxi” service under applicable Federal Aviation Administration regulations; or (5) business based on know-how, trade secrets or technology of the kind or type acquired, developed or being developed, produced, marketed, distributed, planned, furnished or sold by the Company while the Executive was employed by the Company;

(ii)
(a) recruit, offer employment to, solicit or induce, or attempt to induce, any employee or employees of the Company or any affiliate to terminate their employment with, or otherwise cease their relationship with, the Company or any affiliate or (b) recruit, offer employment to or solicit any person who has been employed by the Company or any affiliate during the 12 months preceding such solicitation or offer of employment;

(iii)
solicit, divert, take away, or attempt to divert or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company) of any of the Company’s clients, customers, vendors, business or strategic partners, or accounts, or prospective clients, customers, vendors, business or strategic partners, or accounts, or

(iv)
persuade or induce any client, customer, vendor, strategic or business partner, or account of the Company to restrict or cease to do business with, invest in, participate with, or otherwise work with the Company, or to reduce the amount of business, investment, participation or work that any such client, customer, vendor, or strategic or business partner has customarily done or actively contemplates doing with the Company.

(b)           Executive and the Company agree that the foregoing provisions are reasonable and necessary to protect the business interests of the Company under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.  Executive agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company.  Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing any benefits otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

(c)           For the avoidance of doubt, the provisions of Section 7 shall survive termination of this Agreement.

8.           Protection of Confidential Information.

(a)           For purposes of this Section 8, “Confidential Information” shall mean non-public information including but not limited to the financial data, strategic business plans, product development (or other proprietary product data), projects, customer lists, marketing plans, methodologies, business or vendor relationships, relationships with strategic or business partners, its high speed networks, or equipment, tools or other materials developed for use on such networks, and all information and know-how (whether or not patentable, copyrightable or otherwise able to be registered or protected under laws governing intellectual property) owned, possessed, or used by the Company, any affiliate or any customer, including, without limitation, any invention, existing or future product, formula, method, manufacturing techniques and procedures, composition, compound, project, development, plan, market research, vendor information, supplier information, customer lists or information, contacts at or knowledge of customers, prospective customers, business or strategic partners of the Company, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, test data, know-how, computer program, software, software documentation, source code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, patent applications, contracts, joint ventures, price, cost and personnel data, any trade names, trademarks or slogans and other non-public, proprietary and confidential information of the Company, its affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).  The Executive agrees (i) that all Confidential Information, whether or not in writing, shall be treated as being confidential and/or proprietary information and is the exclusive property of the Company and (ii) to hold in a fiduciary capacity for the sole benefit of the Company all Confidential Information.

(b)           “Confidential Information” shall not include information that

(i)	is or becomes public knowledge through legal means without fault by the Executive,

(ii)	is already public knowledge prior to the signing of this Agreement,

(iii)	must be disclosed pursuant to applicable law or court order.

(c)           The Executive agrees that he will not at any time, either during his employment or thereafter, regardless of the reason for termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company.  Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by him or made available to him during the term of his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company, regardless of the reason for termination.

(d)           The Executive also agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company.  Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing any benefits otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.  For the avoidance of doubt, the restrictions in this Section 8 shall survive Executive’s termination of employment, regardless of the reason for termination.

9.           Intellectual Property.  During his employment, the Executive will disclose to the Company all ideas, concepts, inventions, product ideas, new products, discoveries, methods, software, business plans and business opportunities developed by him during the Employment Period, which relate directly or indirectly to the Company’s business or the business of any of its affiliates or their respective clients, including without limitation, any process, product or product improvement, product ideas, new products, discoveries, methods, software, domain names or proposed domain names, uniform resource locators, trade names, trademarks or slogans, which may or may not be patentable or copyrightable, registerable or otherwise protectable.  The Executive agrees that such will be the property of the Company from the moment of its inception (including, without limitation, all copyrightable works, which shall be deemed “works made for hire” under the United States Copyright Act) and that he will at the Company’s reasonable request and cost do whatever is necessary to assign or otherwise secure for the Company the rights thereto by patent, copyright or otherwise.  For the avoidance of doubt, the restrictions in this Section 9 shall survive Executive’s termination of employment, regardless of the reason for termination.

10.           Publicity.  Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them except for necessary public filings with the Securities and Exchange Commission and other regulatory agencies.  Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other (or, in the case of the Executive, negative, detrimental or injurious to any officer, director, stockholder or affiliate of the Company or its affiliates) to any individual, company or client, including within the Company, except as may be required by law.

11.           Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.  In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement.  The parties understand that the obligations of the Executive are personal and may not be assigned by him.

12.           Entire Agreement.  This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral.  This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties.  By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

13.           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.           Governing Law and Submission to Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

15.           Notices.  Any notice provided for in this Agreement shall be provided in writing.  Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid.  Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

16.           ARBITRATION.  EXCEPT AS PROVIDED IN SECTIONS 7, 8, 9, AND 10 OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF OR ARISING OUT OF OR RELATING TO THE EMPLOYMENT OF THE EXECUTIVE, OR THE TERMINATION THEREOF, INCLUDING ANY STATUTORY OR COMMON LAW CLAIMS UNDER FEDERAL, STATE, OR LOCAL LAW, INCLUDING ALL LAWS PROHIBITING DISCRIMINATION IN THE WORKPLACE, SHALL BE RESOLVED BY ARBITRATION IN FLORIDA IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES OF JAMS/ENDISPUTE.  THE PARTIES AGREE THAT ANY AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING, AND THAT JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.  THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT, DUE TO THE NATURE OF THE CONFIDENTIAL INFORMATION, TRADE SECRETS, AND INTELLECTUAL PROPERTY BELONGING TO THE COMPANY TO WHICH THE EXECUTIVE HAS OR WILL BE GIVEN ACCESS, AND THE LIKELIHOOD OF SIGNIFICANT HARM THAT THE COMPANY WOULD SUFFER IN THE EVENT THAT SUCH INFORMATION WAS DISCLOSED TO THIRD PARTIES, NOTHING IN THIS SECTION SHALL PRECLUDE THE COMPANY FROM GOING TO COURT TO SEEK INJUNCTIVE RELIEF TO PREVENT EXECUTIVE FROM VIOLATING THE OBLIGATIONS ESTABLISHED IN SECTIONS 7 THROUGH 10 OF THIS AGREEMENT.

17.           Indemnification.

(a)           Corporate Acts.  In his capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or executive at the Company’s request, Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise by reason of Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) Executive acted in good faith and in a manner Executive believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful, and (ii) Executive’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses.

(b)           Directors & Officers Insurance.  During the Employment Period and thereafter for six years after the Executive’s employment terminates, Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy and any other insurance policy providing coverage to directors or officers of the Company, subject to the terms of such policies, in effect at any time in the future to no lesser extent than any other officers or directors of the Company.  Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the termination of this Agreement and the termination of the Employment Period for any reason.

18.           Miscellaneous.

(a)           No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by one party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)           With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c)           The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(d)           Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under written benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored written employee benefit plans, stock option plans, grants and agreements.

(e)           The Company shall be entitled to withhold from any payment any amount of withholding required by law.

(f)           If any payment or benefit under this Agreement (including, without limitation, reimbursement of COBRA premiums) is expressly prohibited by applicable law or would result in adverse tax consequences to the Company or its affiliates or to Executive (including, without limitation, under Section 105(h) or Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), the parties hereto shall take all reasonable efforts to provide Executive an alternative arrangement that provides Executive substantially similar economic benefits and to the extent that the parties cannot agree to such alternative arrangement in the event that the Company or its affiliates would be subject to adverse tax consequences under Code Section 4980D, then the benefit attributable to such adverse tax consequences shall be forefeited without consideration therefor.

(g)           In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.

(h)           In no event will the Company or its affiliates, their executives, equityholders, directors, officers, agents, affiliates or representatives have any liability for this Agreement’s failure to be exempt from or comply with Section 409A and such parties do not guarantee such compliance.  Executive shall have no legally binding right to any distribution or payment made to Executive in error

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first identified above.

AVANTAIR, INC.:

/s/ Steven F. Santo
By: Steven F. Santo
Title: Chief Executive Officer

EXECUTIVE:

/s/ Stephen M. Wagman
Stephen M. Wagman

EXHIBIT A

➢	Accounting, Finance, Audit, Financial Reporting and Treasury
➢	Aircraft and Maintenance Operations and related operating activities
➢	Flight Operations, Business Analysis, Fuel/Logistics
➢	Information Technology
➢	Investor Relations
➢	Such other operational, accounting and finance areas of responsibility as the CEO may determine